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                                                                     EXHIBIT 5.1

                              [COOLEY GODWARD LLP]

November 23, 1999

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501

Ladies and Gentlemen:

We have acted as counsel for Wind River Systems, Inc., a Delaware corporation (the "Company") in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of October 21, 1999, by and among the Company, University Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Integrated Systems, Inc., a California corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 26,568,072 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), subject to the exercise of options, to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation, as amended and Bylaws, as amended,
(ii) the resolutions adopted by the Board of Directors of the Company on October 21, 1999, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

/S/ KEITH A. FLAUM
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Keith A. Flaum